UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 15, 2006
Hanesbrands Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-32891	20-3552316
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1000 East Hanes Mill Road		27105
Winston-Salem, NC		(Zip Code)
(Address of principal
executive offices)
Registrant’s telephone number, including area code: (336) 519-4400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item 2.05. Costs Associated with Exit or Disposal Activities
Item 7.01. Regulation FD Disclosure
Item 9.01. Financial Statements and Exhibits

Item 2.05. Costs Associated with Exit or Disposal Activities
On November 15, 2006, in furtherance of its efforts to migrate portions of its manufacturing operations to lower-cost locations, Hanesbrands Inc. (the “Company”) announced the closing of a textile manufacturing facility located in Puerto Rico (the “Facility”) with approximately 500 employees. The closing of the Facility is expected to be completed in the first quarter of fiscal 2007 (which as a result of the recently announced change of the Company’s fiscal year end to the Saturday closest to December 31, will be quarter ending March 31, 2007). As a result of the decision to close the Facility, the Company expects to recognize restructuring and related charges totaling approximately $18 million before taxes. These charges include cash charges primarily related to lease termination, severance and building restoration and equipment removal costs totaling approximately $9 million, of which $2 million is expected to be recognized in the quarter ending December 30, 2006 and the remainder of which is expect to be recognized in fiscal 2007. These charges also include non-cash charges totaling approximately $9 million related to accelerated depreciation including leasehold improvements and machinery and equipment, of which $5 million is expected to be recognized in the quarter ending December 30, 2006 and $4 million is expected to be recognized in fiscal 2007.
Item 7.01. Regulation FD Disclosure
On November 15, 2006, the Company issued a press release relating to the matters described in this Current Report on Form 8-K. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by this reference. The information contained in the press release filed as Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and it shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.
Item 9.01. Financial Statements and Exhibits
(c)      Exhibits
           Exhibit 99.1      Press release dated November 15, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

November 15, 2006		HANESBRANDS INC.

	By:	/s/ E. Lee Wyatt Jr.

E. Lee Wyatt Jr. Executive Vice President, Chief Financial Officer